Exhibit 10.3

AMENDMENT TO EXECUTIVE RETENTION AGREEMENT

The Executive Retention Agreement previously entered into by and between i2 Technologies, Inc. (the “Company”), and Michael Berry (the “Executive”), dated as of the 25th day of February 2008 (the “Agreement”) is hereby amended effective as of the 22nd day of May, 2008 to provide certain additional benefits to the Executive.

1.	The following provisions are hereby added at the end of Section 6:

“If the Executive terminates his employment other than for Good Reason after November 14, 2008 (following Notice of Termination to the Company in accordance with Section 14) and the Executive is not otherwise entitled to any payments or benefits under the foregoing provisions of this Section 6, then the Company shall pay to the Executive the following payments and benefits:

(a) The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of (1) the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid and (2) any accrued vacation pay, to the extent not therefore paid.

(b) The Company shall pay to the Executive a severance payment in an amount equal to $300,000. Such benefit shall be paid in one lump sum within thirty (30) days after the Executive’s Separation from Service from the Company and such payment shall be subject to the Company’s collection of all applicable withholding taxes.

Any payments under this Section 6 shall be subject to the provisions of Section 12 hereof.”

2.	Section 7 is hereby amended in its entirety to read as follows:

“Accelerated Vesting of Equity Awards: In the event that (i) the Company unilaterally terminates the Executive’s employment other than for Cause or (ii) the Executive terminates employment for Good Reason during the Term, all outstanding equity awards held by the Executive at the time of such termination shall fully vest. Any accelerated vesting under this Section 7 shall be subject to the limitations set forth in Section 9 and Section 12.”

3.	Except as modified by this Amendment, all the terms and provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date indicated below.

Executive		i2 Technologies, Inc.

By:	/s/ Michael Berry	By:	/s/ John Harvey
	Michael Berry		John Harvey
Title: SVP and General Counsel

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